Exhibit 10.2

TransDigm Announces the Hiring of Kevin Stein as Chief Operating Officer

of Power Group

CLEVELAND, October 13, 2014 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) today announced that it has hired Kevin Stein as Chief Operating Officer of its Power Group. TransDigm’s Power business group makes up roughly half of the Company’s revenues and a modestly higher portion of its EBITDA As Defined.

Mr. Stein was most recently the Executive Vice President of Precision Castparts Corporation (NYSE: PCP) and President of its $1.5 billion revenue multi-unit Aerospace Structural Casting and Ring Forging business segment. Prior to that, he was President of the PCP $1.5 billion of revenue multi-unit Aerospace Fastener business. Prior to PCP, Kevin was President of the Cooper Industries Bussman division and General Manager of Tyco Electronics Raychem circuit protection business.

Kevin has a Bachelor of Science in Chemistry from Hobart College (1988) and both a Master of Science (1991) in Chemistry and a Ph.D. (1996) in Inorganic Chemistry from Stanford University.

Kevin and his wife Kristen and two sons will be moving to Cleveland in the near future.

W. Nicholas Howley, Chairman and Chief Executive of TransDigm Group Incorporated, stated, “We are truly fortunate to have attracted a senior aerospace executive of Kevin’s caliber. He has an extensive background in managing decentralized, niche engineered businesses in a value focused culture. With his experience across the aerospace industry, niche engineered products, acquisition integration, and technology, we anticipate he will be a strong and quick contributor to our value creation efforts. Kevin is a good cultural fit with the TransDigm organization and I’m pleased to have him as part of our senior executive team.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com